Exhibit 5.4

CONSENT OF EXPERT

In connection with the Registration Statement on Form F-10 and any amendment thereto (the “Form F-10”) of HudBay Minerals Inc., I, Cashel Meagher, hereby consent to the use of my name in connection with the references to the scientific and technical information relating to HudBay Mineral Inc.’s mineral properties contained in or incorporated by reference on the Form F-10.

Date: April 10, 2014

	By:	/s/ Cashel Meagher
Cashel Meagher